July 8, 2005

Mr. John Krzywicki
198 Lincoln Road
Lincoln, MA 01773

Dear John:

On behalf of GigaBeam Corporation (“GigaBeam” or “Company”), I am pleased to offer you the position of Vice President of Marketing, Strategy and Business Development with GigaBeam. The position will commence on a full time basis on August 3, 2005 and in the interim, you have agreed to work on an hourly basis as your time permits as I understand that you have certain commitments to complete relating to your current employer, with your current employer to bear any cost and expenses for this time. This offer is valid through the end of the day Friday, July 8th, 2005.

The following is a description of the terms and conditions of your employment.

1.	Title & Responsibility:
Vice President of Marketing, Strategy and Business Development. You will have overall responsibility for marketing for the company which includes marketing communications, the strategic direction of the company and development of business opportunities for the company. You will also be expected to provide direct sales support by assisting the sales organization in identifying sales leads and participating in direct sales activities. You will also from time to time be assigned other responsibilities.

2.	Reporting to:	Louis Slaughter, CEO of GigaBeam.

3.	Base Salary:	At the annualized rate of $195,000 per year, to be paid in accordance with GigaBeam’s normal salary procedures.

4.	Bonus:	You will be eligible to receive a bonus. The bonus will be recommended by the compensation committee of the Board of Directors and decided by the Board.

GigaBeam Corporation, 470 SpringPark Place, Suite 900, Herndon VA. 20170 Tel: 571-283-6200 Fax: 571-283-6203

Mr. John Krzywicki	July 8, 2005

5.	Salary Reviews:
Your salary will be reviewed annually. Your initial review will be in mid 2006; subsequent annual reviews will occur each year. Any increase in compensation will be based on your performance and success in your role as Vice President of Marketing, Strategy and Business Development.

6.	Equity:
Subject to approval by the Board of Directors, you will be granted Nonqualified Stock Options to purchase 65,000 shares of GigaBeam Common Stock pursuant to our 2004 Stock Option Plan, as amended. The options will vest at 33-1/3% per year and will terminate ten years after the date of grant. As I indicated, based upon your employment and contribution to the company, and the overall performance of the Company, the Board of Directors has the discretion to allocate additional Stock Options in the future.

7.	Primary Work Location:	You will be expected to work out of GigaBeam’s Sales and Marketing office in Waltham, Massachusetts.

8.	Relocation Expenses:	The Company will not be obliged to pay any relocation expenses.

9.	Other Benefits:
You will be eligible to participate in all benefit programs offered to GigaBeam employees in accordance with the terms of such programs when such programs have been established by the Company. Information on when these programs will be available and details of these benefit programs will be provided to you under separate cover letter. The Company has established a health benefit program with Anthem Blue Cross Blue Shield which provides for the Company to contribute up to 80% (eighty percent) each month for your personal and family health benefit plan. You can find out more information on this plan from Caroline Kahl, Esq. at (571) 283-6226. In addition, you will be eligible for two weeks annual vacation.

In accordance with GigaBeam’s standard employment practices, you will be required to sign an agreement covering Company Information and Inventions, and Company policy statements related to insider trading, code of business conduct, corporate communications and other policies as established by the Company from time to time.

The Company and you commit to six months of employment from July 8th, 2005 through January 8, 2006. At the end of this period, your employment will be on an at-will basis, which means that you or the Company can terminate at anytime for any reason or no reason. Should you elect to leave the employment of the Company, you will exert your best efforts to train and provide for an appropriate person to provide support for the role you will be vacating. And, as we discussed, you agree to provide limited ongoing consulting services after you leave the company, at terms to be mutually agreed. The letter supercedes all other agreements and understandings relating to this subject matter.

Mr. John Krzywicki	July 8, 2005

I look forward to having you join us, and I am confident that you will be an excellent addition to the GigaBeam team. If you have any questions, please contact me at 617-921-5500.

Sincerely,

GigaBeam Corporation

By: /s/ Louis Slaughter
Louis Slaughter CEO

I understand and agree to the terms contained in this letter.

Date: July 8, 2005

Signature: /s/ John Krzywicki

Name: John Krzywicki